EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact:	Media Relations Contact:
Michaela Parnell	Barry Sudbeck
Trout Group	Fleishman-Hillard
646-378-2956	415-318-4261

RESPONSE GENETICS NAMES THOMAS A. BOLOGNA CHAIRMAN AND CEO

LOS ANGELES, December 22, 2011 – Response Genetics, Inc. (the “Company” or “Response Genetics”) announced today that its Board of Directors (the “Board”) has appointed Thomas A. Bologna as Chief Executive Officer (“CEO”), effective as of December 21, 2011. Mr. Bologna was also elected a member and Chairman of the Board, succeeding Kirk K. Calhoun as Chairman. Mr. Calhoun, who will remain a member of the Board, was elected to the newly created position of Lead Director. Denise McNairn, who had been serving as the Company’s Chief Executive Officer on an interim basis since July 22, 2011, will continue to serve as the Company’s Vice President, General Counsel and Secretary.

Mr. Calhoun said: “We are delighted to announce Tom’s appointment as Chairman and CEO given his proven leadership abilities and his extensive experience in the biotechnology industry. He is the ideal leader for Response Genetics as we seek to accelerate the sales and growth of our existing product lines, achieve new research breakthroughs and improve our financial performance.”

Mr. Bologna said: “I am excited to become Chairman and CEO of Response Genetics, which I believe has great potential. I look forward to working with all of our dedicated employees and the Board, as well as reaching out to our shareholders, partners and other stakeholders. With our collective efforts, I believe Response Genetics can become a leading life sciences company while helping the fight against cancer.”

From April 2006 until joining Response Genetics, Mr. Bologna served as President and Chief Executive Officer of Orchid Cellmark, Inc., a NASDAQ-listed corporation and a leading service provider of DNA identity testing. Prior to joining Orchid Cellmark, Mr. Bologna was President, Chief Executive Officer and a member of the board of the venture-backed Quorex Pharmaceuticals, Inc., where he orchestrated a successful sale to Pfizer Inc. Prior to leading Quorex, Mr. Bologna was Chairman of the Board, President and Chief Executive Officer of Ostex International, Inc., a NASDAQ-listed biotechnology company that developed and commercialized disease management products with a focus on osteoporosis. Mr. Bologna oversaw the sale of Ostex to Alere Inc. (formally Inverness Medical Innovations).

Mr. Bologna’s prior experience includes serving as President and Chief Executive Officer of Scriptgen Pharmaceuticals, Inc., a Boston biotechnology start-up company. Before leading Scriptgen, Mr. Bologna was Chairman of the Board, President and Chief Executive Officer of Gen-Probe, Incorporated, a global leader in the development, manufacture and marketing of molecular diagnostic products.  He led Gen-Probe through its initial public offering on NASDAQ and oversaw its subsequent sale to Chugai Pharmaceutical Co., Ltd. Mr. Bologna has also held senior-level positions with Becton Dickinson & Company and Warner-Lambert Company (Pfizer), two leading Fortune 500 healthcare companies. Mr. Bologna served as President of the Becton Dickinson Diagnostic Instrument Systems Division and as a Vice President of the Warner-Lambert Company.

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In connection with Mr. Bologna’s appointment as CEO and Chairman, Mr. Bologna and the Company have entered into an employment agreement, pursuant to which, and in reliance on NASDAQ Listing Rule 5636(c), the Company has agreed to grant him (i) a stock option to purchase 600,000 shares of the Company’s common stock, which vests monthly over 36 months from the date of grant, subject to his continued employment with the Company, (ii) a stock option to purchase 300,000 shares of the Company’s common stock, which vests in two equal installments on the first day of the 18th and 36th calendar months from the date of grant, subject to his continued employment with the Company, or if earlier, the date on which the 30-day trailing average closing price of the Company’s common stock equals or exceeds $1.80 and (iii) 270,000 shares of restricted common stock of the Company, which vest on the date on which the 30-day trailing average closing price of the Company’s common stock equals or exceeds $2.40. The exercise price of the stock options is $1.20 per share—the closing price of the Company’s common stock on the day prior to the date of grant. Upon a termination of employment by the Company without “cause,” by Mr. Bologna for “good reason,” or due to Mr. Bologna’s death or disability, Mr. Bologna will receive 24 months of additional vesting credit with respect to his stock options and will have up to five years in which to exercise such stock options. Upon a change in control of the Company, all of Mr. Bologna’s stock options and restricted stock awards will vest in full, and Mr. Bologna will have up to five years in which to exercise such stock options.

About Response Genetics, Inc.

Response Genetics, Inc. (“RGI”) is focused on the development and sale of molecular diagnostic tests for cancer. RGI's technologies enable extraction and analysis of genetic information from genes derived from tumor samples stored as formalin-fixed and paraffin-embedded specimens. In addition to diagnostic testing services, the Company generates revenue from the sales of its proprietary analytical pharmacogenomic testing services of clinical trial specimens to the pharmaceutical industry. RGI was founded in 1999, and its principal headquarters are located in Los Angeles, California. For more information, please visit http://www.responsegenetics.com.

Forward-Looking Statement Notice

Except for the historical information contained herein, this press release and the statements of representatives of RGI related thereto contain or may contain, among other things, certain forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended.

Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, projections, expectations and intentions, and other statements identified by words such as “projects,” “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans” or similar expressions.

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These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. Actual results, including, without limitation, actual sales results, if any, or the application of funds, may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control). The Company undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise, except as required by law.

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